EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-90275, 333-90277, and 333-72734), and Form S-3 (Nos. 333-109737 and 333-117358) of Plug Power Inc. and subsidiaries (a development stage enterprise), of our reports dated March 17, 2008, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries (a development stage enterprise) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007, and the information included in the cumulative from inception presentations for the period January 1, 2001 to December 31, 2007 (not separately presented), and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of Plug Power Inc.

Our report on internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states Plug Power Inc. acquired Cellex Power Products, Inc. and General Hydrogen Corporation during 2007, and management excluded from its assessment of the effectiveness of Plug Power Inc.’s internal control over financial reporting as of December 31, 2007, the internal control over financial reporting associated with Cellex Power Products, Inc. and General Hydrogen Corporation whose total assets of $68.9 million and total net loss of $13.6 million are included in the consolidated financial statements of Plug Power Inc. and subsidiaries (a development stage enterprise) as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Plug Power Inc. also excluded an evaluation of the internal control over financial reporting of Cellex Power Products, Inc. and General Hydrogen Corporation.

Our report on the consolidated financial statements includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Albany, New York

March 17, 2008